Filed Pursuant to Rule 424(b)(3)

File Nos. 333-215074 and 811-23221

FS CREDIT INCOME FUND

Supplement dated June 12, 2025
to
Prospectus dated March 1, 2025

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Income Fund (the “Fund”), dated March 1, 2025 (as may be supplemented and amended, the “Prospectus”). Capitalized terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Types of Investments and Related Risks” beginning on page 38 of the Prospectus before you decide to invest in the Fund’s Shares.

Management of the Fund

On June 10, 2025, Daniel J. Hilferty III resigned from his position as a member of the Board and each of its committees so that he may focus on other endeavors. Mr. Hilferty’s resignation from the Board was not as a result of any disagreement on any matter, including relating to the Fund’s operations, policies or practices.

Following such resignation, the Board is comprised of four members: Michael C. Forman, Holly E. Flanagan, Brian R. Ford and Tyson A. Pratcher. Three of the members, Holly E. Flanagan, Brian R. Ford and Tyson A. Pratcher, have been determined to be Independent Trustees.

As a result of the foregoing, the first paragraph of the subsection of the Prospectus entitled “Management of the Fund-General” is replaced in its entirety with the following:

Under the Fund’s declaration of trust and bylaws, the Fund’s business and affairs are managed under the direction of the Board, which has overall responsibility for monitoring and overseeing the Fund’s management and operations. The Board consists of four members, three of whom are considered Independent Trustees. The Trustees are subject to removal or replacement in accordance with the laws of the State of Delaware (“Delaware law”) and the Fund’s declaration of trust. Three of the four Trustees serving on the Board were elected by the organizational Shareholder of the Fund. The Statement of Additional Information provides additional information about the Trustees.

Additionally, the first sentence of the last paragraph of the subsection of the Prospectus entitled “DESCRIPTION OF CAPITAL STRUCTURE AND SHARES - Number of Trustees; Appointment of Trustees; Vacancies; Removal” is deleted and replaced with the following:

The Fund has a total of four members of the Board, three of whom are Independent Trustees.

Please retain this supplement with the Prospectus for future reference.

FS CREDIT INCOME FUND

Supplement dated June 12, 2025
to
Statement of Additional Information dated March 1, 2025

This supplement contains information which amends, supplements or modifies certain information contained in the Statement of Additional Information of FS Credit Income Fund (the “Fund”), dated March 1, 2025 (as may be supplemented or amended, the “SAI”). Capitalized terms used in this supplement have the same meanings as in the SAI, unless otherwise stated herein.

You should carefully consider the “Types of Investments and Related Risks” beginning on page 38 of the Prospectus before you decide to invest in the Fund’s Shares.

Management of the Fund

On June 10, 2025, Daniel J. Hilferty III resigned from his position as a member of the Board and each of its committees so that he may focus on other endeavors. Mr. Hilferty’s resignation from the Board was not as a result of any disagreement on any matter, including relating to the Fund’s operations, policies or practices.

Following such resignation and appointment, the Board is comprised of four members: Michael C. Forman, Holly E. Flanagan, Brian R. Ford and Tyson A. Pratcher. Three of the members, Holly E. Flanagan, Brian R. Ford and Tyson A. Pratcher, have been determined to be Independent Trustees.

All references to Mr. Hilferty in the Statement of Additional Information are hereby removed.

Additionally, as a result of the foregoing, the last sentence of the first paragraph of the subsection of the SAI entitled “Management of the Fund-Board of Trustees and Executive Officers-Board Leadership Structure” is deleted and replaced with the following:

Three of the four Trustees serving on the Board were elected by the organizational Shareholder of the Fund.

Please retain this supplement with the SAI for future reference.